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                                                                      EXHIBIT 11

                          THE COLONIAL BANCGROUP, INC.

                       COMPUTATION OF EARNINGS PER SHARE

                                                                1996            1995            1994
                                                             ----------      ----------      ----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
A.   Net income............................................   $53,608         $41,553         $29,741

B.   Interest expense on convertible debentures............       687           1,660           1,702

C.   Tax effect of (B) above...............................       244             585             589

D.   Average primary shares outstanding(1).................    33,062          31,594          29,796

E.   Average contingent shares outstanding(2)..............       730           1,740           1,534


EARNINGS PER COMMON SHARE:
Net income:
    Primary (A/D)..........................................   $  1.62         $  1.32         $  1.00

    Fully diluted (A+B-C)/(D+E)............................   $  1.60         $  1.28         $  0.99


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(1) Includes the effect of stock options, totaling 839,152, 214,536 and 234,380 in 1996, 1995 and 1994.
(2) Includes the effect of the average contingent shares from BancGroup's issue of convertible subordinated debentures; computed by dividing the outstanding balance of the convertible debentures, $7,187, by the conversion price of $14.00 per share. Also includes an immaterial effect of stock options on a fully diluted basis.